Exhibit 3.01a

ARTICLES OF AMENDMENT TO THE

ARTICLES OF INCORPORATION

OF

SmartData Corporation

Pursuant to the provisions of Section NRS 78.385 the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is: SmartData Corporation.

SECOND: The following amendments of the Articles of Incorporation were adopted by the shareholders of the corporation on the 30th day of December, 1999, in the manner prescribed by the Nevada Business Corporation Act:

Article IV regarding the capital stock of the corporation is amended to state the following:

ARTICLE IV

Authorized Capital Stock and Assessment of Shares

Section 4.01. Authorized Capital Stock. The aggregate number of shares which the Corporation shall have the authority to issue is 50,000,000 shares of non-assessable voting stock with a par value of $.001 per share. Each share of stock shall entitle the holder thereof to one (l) vote on each matter submitted to vote at a meeting of the shareholders.

Section 4.02. Assessment of Shares. The capital stock of the Corporation, after the amount of the subscription price has been paid in money, property or services. As the Directors shall determine, shall not be subject to assessment to pay the debts of the Corporation, nor for any other purpose, and no stock issued as fully paid up shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended in this particular.

Section 4.03. Pre-Emptive Rights. The stockholders of the corporation shall not have a pre-emptive right to acquire unissued shares of the corporation.

THIRD: At the said December 30, 1999 meeting of shareholders the following amendment was also adopted:

RESOLVED, that the corporation effect a reverse split of the corporation's $0.001 par value common shares on the basis of one (1) for ten (10) retaining the authorized common stock at 50,000,000 shares, all fractional shares to be rounded up to the nearest whole share, and with appropriate adjustments being made in the additional paid-in capital and stated capital accounts of the corporation; and it was

FURTHER RESOLVED, that such amendment take effect at 12:01 a.m. Mountain Standard Time, on January 1, 2000.

FOURTH: This amendment does not provide for any exchanges, reclassification or cancellation of existing shares.

FIFTH: This amendment reduces the 41,937,725 common shares outstanding to 4,193,773, and decreases the stated capital of the common shares outstanding from $41,937.73 to $4,193.77.

SIXTH: In all other respects the Articles of Incorporation of the company filed with the office of the Secretary of State of Nevada on October 15, 1987, shall remain in full force and effect.

SEVENTH: The number of shares of the corporation outstanding at the time of the adoption of the foregoing Amendment was 41,937,725 and the number of shares entitled to vote thereon was 41,937,725.

EIGHTH: The number of shares voting for such amendment was 26,032,131 (62.07%) and the number of shares voted against such amendment was NONE.

SmartData Corporation

By: /s/ Robert G Bradford, Vice President

Robert G Bradford

ATTEST:

/s/ R. William Bradford

R. William Bradford, Secretary

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